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                                                              EXHIBIT 23.2

                     CONSENT OF INDEPENDENT AUDITORS

  We consent to the inclusion in this Registration Statement on Form S-1 (No. 333-15153) of our report on our report dated August 14, 1996 (with respect to the first paragraph of Note 10a, December 18, 1996) on our audits of the financial statements of dELiA*s Inc. as at January 31, 1995 and January 31, 1996 and for the years then ended and for the period from September 9, 1993 (inception) to January 31, 1994. We also consent to the reference of our firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.

Richard A. Eisner & Company, LLP

New York, New York

December 18, 1996